                                                                Exhibit 10.7.4

                                PROMISSORY NOTE

$29,027.80                    Denver County, CO                November 20, 1998

Frank D. Richards
For value received, I promise to pay to the order of Intek Information, Inc.
370 Seventeenth Street, Suite 3950*
Denver, CO
Twenty-Nine Thousand Twenty-Seven and 80/100 dollars, with interest at the rate of 8% per cent per annum, payable as follows:
*or such other address as noticed by Intek Information, Inc.

All interest will accrue and be due at maturity.

This Promissory Note will be due and payable in full upon the earliest of the following:

1. The end of Frank Richard's employment with Intek Information, Inc. for any reason;

2. If $29,027.80 or more aggregate amount from the sale (on one or more occasions) of stock of Intek Information, Inc. is received by or for the benefit of Frank Richards or his spouse or family members; or

3.  November 20, 2003.

If this promissory note is not paid when due, subject to applicable laws Intek Information, Inc. may apply as payment to this Promissory Note any amounts owing to Frank Richards or his estate, including, but not limited to, in respect of stock, options, bonus payments, life insurance proceeds, and salary).

Subject to applicable law and agreements to which Frank Richards, Intek Information, Inc. or the shares of stock may be subject, Frank Richards or his estate may pay this Promissory Note in full (but not in part) by delivery of Intek Information, Inc. Preferred Stock or Common Stock valued at the delivered stock's fair market value as determined in good faith by the Board of Directors of Intek Information, Inc. at the time of delivery.

IT IS AGREED that if this note is not paid when due or declared due hereunder, the entire principal and accrued interest thereon shall draw interest at the rate of fourteen per cent (14%) per annum, and that failure to make any payment of principal or interest when due or any default under any encumbrance or agreement securing this note shall cause the whole note to become due at once, or the interest to be counted as principal, at the option of the holder of the note. The makers and endorsers hereof severally waive presentment for payment, protest, notice of non-payment and of protest, and agree to any extension of time of payment and partial payments before, at or after maturity, and if this note or interest thereon is not paid when due or suit is brought, agree to pay all reasonable costs of collection including reasonable attorney's fees..

                                         /s/ Frank Richards
                                         ------------------
                                         Frank Richards
Due: November 20, 2003
This note is Unsecured